Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-150656) pertaining to the 2001 Siemens Stock Option Plan, Siemens Stock Awards, Siemens Saving Plan and Siemens Savings Plan for Union Employees and in the Registration Statement (Form S-8 No. 333-155888) pertaining to the Siemens Group Share Matching Plan of our reports dated November 24, 2009 with respect to the consolidated financial statements of Siemens Aktiengesellschaft and the effectiveness of internal control over financial reporting of Siemens Aktiengesellschaft in this Annual Report (Form 20-F) for the year ended September 30, 2009.
/s/ Ernst & Young GmbH
Wirtschaftsprüfungsgesellschaft
Munich, Germany
December 3, 2009